CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Catalyst Enhanced Income Strategy Fund, a series of shares of beneficial interest in Mutual Fund Series Trust, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

November 29, 2018